Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is entered into as of March 30th, 2022 (the “Effective Date”), between Sky Financial and Intelligence, LLC a Wyoming Limited Liability Company with a principal place of business located at 3101 Smith St. Houston, TX 77006 (the “Seller”) and GreenBox POS INC, a Nevada Corporation with a principal place of business located at 3131 Camino Del Rio N, San Diego, CA 92108 (the "Buyer"). The Buyer and Seller are referred to collectively herein as the "Parties."

WHEREAS, this Agreement contemplates a transaction previously contemplated by and between the Buyer and Seller on October 3, 2019 in which the Buyer purchased certain assets of the Seller in return for equity in the Buyer, as described in this Agreement and to enable the release of SIX MILLION FIVE HUNDRED FORTY THOUSAND AND TWENTY SIX U.S. DOLLARS AND FIFTY THREE CENTS ($6,540,026.53) currently held by Seller for the benefit of Buyer.

NOW, THEREFORE, in consideration of the premises and actual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the receipt and sufficiency of which being herein acknowledged, the Parties agree as follows:

1)

SALE OF ASSETS Seller shall sell, assign, and deliver, free and clear of any security interests, to Buyer and Buyer shall purchase and accept certain assets owned by Seller (the “Assets”) as set forth in and related to Exhibit A – Intellectual Property and Exhibit B – Agent and Client Lists. The date on which such sale, assignment, or delivery shall be effective (the “Closing Date”) shall be within three (3) business days of the execution of this Agreement. At the Closing, the parties will execute and deliver such instruments of assignment and conveyance as shall be reasonably necessary to assign and transfer the assets to Buyer.

2)

CONSIDERATION. In consideration of the sale of the Assets under this Agreement, the Buyer agrees to pay ($16,000,000) in cash and 500,000 shares of GBOX stock to the Seller as set forth below and as specified in the Escrow Agreement dated the date hereof.

a)

Payment: Payment will be in the amount of SIXTEEN MILLION DOLLARS ($16,000,000) and 500,000 shares of GBOX stock. Payment will be sent to the seller provided escrow account no later than March 31st, 2022. In the event Buyer fails to wire the funds to the escrow account on March 31, 2022 Buyer agrees to file an Amended 10-K. The transfer of the shares will be completed no later than by April 12[h] 2022 to the Sky Financial & Intelligence, LLC VSTOCK account.

3)

NO ASSUMPTION OF ANY LIABILITIES. Notwithstanding any provision of this Agreement to the contrary, none of the liabilities or obligations of Seller shall be assumed or are being assumed by Buyer, and Seller shall retain and remain and hereby retains and remains solely liable for, all of the debts, expenses, contracts, agreements, commitments, obligations and other liabilities of any nature whatsoever of Seller, the business of Seller or the Assets, whether known or unknown, accrued or not accrued, fixed or contingent.

4)	REPRESENTATIONS OF SELLERS. The Seller represents, warrants, and agrees:

a)

Authority. The execution and the delivery of this Agreement by the Seller, and the consummation of the transactions contemplated by this Agreement have been duly authorized by its Members. The Seller has full power and authority to enter into this Agreement and to carry out all the terms and provisions hereof to be carried out by him or her, and all authorizations and consents necessary for the execution and delivery of this Agreement by him or her have been given.

b)

No Conflict. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller or a Shareholder is subject or any provision of the charter or bylaws of the Seller.

c)

Ownership of the Assets. Seller is the record and beneficial owner of the Assets free and clear of all liens, encumbrances, purchase rights, claims, pledges, mortgages, security interests, or other limitations or restrictions whatsoever. Seller is not subject to, or a party to, any Articles of Organization or Operating Agreement provisions, membership control agreements, buy-sell agreements, contracts, instruments or other restrictions of any kind or character which directly or indirectly restrict or otherwise limit in any manner the sale or other disposition of the Assets.

d)

Infringement.  The conduct of Seller’s business as currently conducted does not infringe or otherwise impair or conflict with (collectively, “Infringe”) any intellectual property rights of any third party or any confidentiality obligation owed to a third party, and the Assets of Seller which are necessary for the conduct of Seller’s business as currently proposed to be conducted are not being Infringed by any third party. There is no litigation or order pending or outstanding or, to Seller’s knowledge, threatened or imminent, that seeks to limit or challenge or that concerns the ownership, use, validity or enforceability of any Assets of Seller and Seller’s use of any intellectual property owned by a third party. Seller has not received any communications alleging that Seller has violated or, by conducting its business as presently proposed, would violate any of the intellectual property of any other person, nor is Seller aware that any person has violated or, by conducting its business as presently proposed, would violate any of the Assets of Seller.

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e)

No Violation. None of (i) the execution and delivery of this Agreement or any of the other Acquisition Documents by the Seller, (ii) the performance by the Seller of its obligations hereunder or thereunder, (iii) the consummation of the transactions contemplated hereby or thereby after the Closing, will (A) violate any provision of the Certificate of Incorporation or By-Laws of the Seller; (B) violate, or be in conflict with, or constitute a default under or breach of, or permit the termination of, or cause the acceleration of the maturity of, any indenture, mortgage, contract, commitment, debt or obligation of the Seller, which violation, conflict, default, breach, termination or acceleration, either individually or in the aggregate with all other such violations, conflicts, defaults, breaches, terminations and accelerations, would or might reasonably be anticipated to affect the Buyer’s financial condition, business or agreements or arrangements with any other party (each a “Material Adverse Effect”); (C) require the consent of any other party to or result in the creation or imposition of any Lien upon any property or assets of the Seller or the Assets under any indenture, mortgage contract, commitment, debt or obligation of or to which the Seller is a party or by which the Seller is bound; (D) violate any statute, law, judgment, decree, order, regulation or rule of any court or governmental authority to which the Seller or the Assets is subject; or (E) result in the loss of any material license, privilege or certificate benefiting the Seller.

f)

Consents and Approvals of Governmental Authorities. No consent, approval, or authorization of, or declaration, filing, or registration with, any governmental or regulatory authority is required to be made or obtained by the Seller in connection with the execution, delivery, and performance of this Agreement or any of the other Acquisition Documents by the Seller.

g)	Financial Condition. Seller represents that its remaining assets exceed its liabilities and it is solvent after the closing of this transaction.

5)	COVENANTS OF SELLER.

a)	Seller hereby agrees to comply with covenants set forth in Exhibit A and Exhibit C of this Agreement.

b)

Seller will provide reasonable support to Buyer in order to facilitate the sale of the Assets under this Agreement, including providing reasonably requested documentation and financial information, and will work with Buyer to effectuate any reconciliations and promptly redirect and settle up with Buyer on any misdirected payments related to the Assets..

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6)	INDEMNIFICATION BY SELLER.

a)

Seller shall indemnify and hold harmless the Buyer, its affiliates and their respective directors, officers, employees and agents (each a "Buyer Protected Party") from any liability, loss, damage, diminution in value, cost, claim, suit, action or expense, including reasonable attorneys' and accountants' fees and expenses (collectively, "Buyer Loss"), incurred by a Buyer Protected Party that results from or arises out of (i) any breach or inaccuracy of any representation or warranty of Seller set forth in this Agreement, whether such breach or inaccuracy exists or is made as of the Effective Date; (ii) the breach by Seller of any of its covenants or agreements contained in this Agreement; (iii) any of the Seller’s liabilities provided in Section 3 of this Agreement; or (iv) violations of law or regulation.

b)

Buyer shall indemnify and hold harmless the Seller, from any liability, loss, damage, diminution in value, cost, claim, suit, action or expense, including reasonable attorneys' and accountants' fees and expenses (collectively, "Seller Loss"), incurred by Seller that results from or arises out of (i) any breach or inaccuracy of any representation or warranty of Buyer set forth in this Agreement, whether such breach or inaccuracy exists or is made as of the Effective Date; (ii) the breach by Buyer of any of its covenants or agreements contained in this Agreement; (iv) violations of law or regulation.

7)	MISCELLANEOUS.

a)

Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the state of California without giving effect to any choice or conflict of law provision or rule (either of the state of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of California.

b)

Venue. The Parties hereto agree that the exclusive venue for any action hereunder shall be the state and federal courts located in San Diego County, California. Each Party hereto hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Parties hereto further agree, to the extent permitted by law that a final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

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c)

Binding Arbitration. The Parties agree that any claim or dispute between them or against any agent, employee, successor, or assign of the other, whether related to this Agreement or otherwise, and any claim or dispute related to this Agreement or the relationship or duties contemplated under this contract, including the validity of this arbitration clause, shall be resolved by binding arbitration by the American Arbitration Association, under the Commercial Arbitration Rules then in effect. The Parties agree to keep the terms of any agreement strictly confidential. This Agreement shall be interpreted under the Federal Arbitration Act. The arbitration shall be held in San Diego, California.

d)

Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties hereto. No waiver by any Party of any default, misrepresentation, or breach of warranty, covenant, or agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty, covenant, or agreement hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

e)

Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

f)

Construction. Nothing in the Exhibits or Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Exhibits or Schedules identify the exception with reasonable particularity and describes the relevant facts in reasonable detail. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant. This Agreement was prepared and negotiated by the Parties to this Agreement and all provisions hereof shall be construed without prejudice to any Party.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date first written above.

SKY FINANCIAL AND INTELLIGENCE, LLC

Ken Haller

GREENBOX POS INC

Fredi Nisan

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EXHIBIT A – Expansion of Technology & Assets

Seller agrees, in good faith, to provide the following:

1)	Expansion of ISO Management Portal (IMP) -

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EXHIBIT B – New Merchant Accounts Added

Seller agrees to effectuate the transfer of all future revenues related to the following Merchant IDs to Buyer.

MERCHANT ID	MERCHANT ID	MERCHANT ID	MERCHANT ID	MERCHANT ID
List of Approximately one hundred twenty five (125) Merchant IDs

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EXHIBIT C – Covenants of Seller

Seller covenants to provide the following within no later than ninety (90) days from the date of this Agreement, except for Section 5, which shall be within thirty (30) days, and Section 6 which shall be from the date hereof:

1)

Seller to provide all residual reports and know-your-customer (“KYC”) files in connection with the sale of Assets under this Agreement. Seller will facilitate obtaining access to all KYC files within the next ninety (90) days from the date of this Agreement.

2)

Seller to provide proof of creation of new bank accounts in connection with the sales of Assets under this Agreement so that all payments are directed to merchant accounts under the sole dominion and control of Buyer shall be to accounts under the sole dominion and control of Buyer and not intermixed with other assets of the Seller.

3)	Seller to tie each Merchant IDs to an ISO-Bank and each Merchant IDs to a merchant’s business name.

4)	Seller covenants not to compete with any of the merchants identified in Exhibit B, or redirect agents or payments related thereto.

5)	Seller will work with Buyer on all reasonable requests to protect the value of the merchant accounts listed on Exhibit B.

6)

Seller is responsible for all taxes related to the Assets up until the date hereof. Seller and Buyer will cooperate to make all necessary tax filings and to correct any misdirected payments related to the merchant accounts in Exhibit B.

Seller will cooperate with reasonable requests from Buyer to provide financial information so that Buyer can prepare audited financial statements or other information it reasonably requires for SEC reporting purposes and GAAP.

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